EXHIBIT 1
---------


                                                                EXECUTION COPY





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                        STOCK OPTION AND VOTING AGREEMENT


                                     Between


                          CENTRE CAPITAL INVESTORS L.P.

                                       and

                       FAIRFAX FINANCIAL HOLDINGS LIMITED



                            Dated as of June 23, 1997



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

                        STOCK OPTION AND VOTING AGREEMENT dated as of June 23, 1997 between Centre Capital Investors L.P. (the "Stockholder"), a stockholder of Sphere Drake Holdings Limited, a Bermuda corporation (the "Company"), and Fairfax Financial Holdings Limited, a Canadian corporation ("Fairfax").

                        WHEREAS, the Agreement and Plan of Merger dated the date hereof between the Company, Fairfax and a wholly owned subsidiary of Fairfax, Summerfield Limited ("Summerfield"), as amended from time to time (the "Merger Agreement"), provides, among other things, that the Company and Summerfield will amalgamate as contemplated by the Merger Agreement (the "Merger");

                        WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of 2,505,296 Common Shares, par value U.S.$.01 per share, of the Company (the "Common Shares") (the Stockholder's 2,505,296 Common Shares are referred to as the "Existing Shares" and, together with any Common Shares acquired after the date hereof, including upon the exercise of warrants or options, the conversion of convertible securities or otherwise, are referred to as the "Shares");

                        WHEREAS, as a condition to the willingness of Fairfax to enter into the Merger Agreement, Fairfax has requested that the Stockholder agree, and in order to induce Fairfax to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement; and

                        WHEREAS, as of the date hereof, Fairfax and certain other holders of Common Shares are entering into stock option and voting agreements whereby, among other things, such stockholders are granting options to Fairfax (the "Remaining Options") for the Common Shares held by such stockholders.

                        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                VOTING AGREEMENT
                                ----------------

                        SECTION 1.01. Voting Agreement. The Stockholder, from and after the date hereof and until this Agreement shall have been terminated in accordance with Article VI hereof, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, will vote (or cause to be voted) the Shares in favor of the approval and adoption of the Merger Agreement, the Amalgamation Agreement (as defined in the Merger Agreement), the Merger and all the transactions

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contemplated by the Merger Agreement, the Amalgamation Agreement and this
Agreement and any other proposal as may be necessary to consummate the Merger if such proposal is neutral or advantageous to the Stockholder and such proposal is reasonably feasible and is not contrary to applicable laws and reasons. The Stockholder shall not enter into any agreement or commitment with any person or entity to vote or give instructions in any manner inconsistent with this Section 1.01.


                                   ARTICLE II

                                   THE OPTION
                                   ----------

                        SECTION 2.01. Grant of Option. The Stockholder hereby grants to Fairfax an irrevocable option ("the Option") to purchase the Shares in the manner and for the consideration set forth below.

                        SECTION 2.02. Exercise of Option. (a) The Option may be exercised by Fairfax as a whole together with the remaining Options but not in part, at any time prior to 5:00 p.m. (Toronto time) on the seventh calendar day following the termination of the Merger Agreement, provided, that Fairfax may not exercise the Option if the Company has terminated the Merger Agreement after notice to Fairfax of a breach by Fairfax of the Merger Agreement which has not been cured by Fairfax within the time specified in the Merger Agreement (a "Fairfax Termination Event").

                        (b) If prior to the termination of the Merger Agreement, there shall have been made an announcement by a third party or notice by the Company to Fairfax of a Competing Offer, as that term is defined in Section 8.01(d) of the Merger Agreement, and the Merger Agreement is terminated, Fairfax may elect to (i) exercise the Option pursuant to paragraph (a) of this Section
2.02 or (ii) within seven calendar days after such termination inform the Stockholder in writing that it will not exercise the Option but will participate in the proceeds received by the Stockholder from any consummation of any sale of the Stockholder's Shares (pursuant to such Competing Offer or otherwise) that closes within one year after termination of the Merger Agreement by receiving from the Stockholder the Participation Amount as defined in this paragraph (b). The Stockholder will promptly upon receipt by it pay to Fairfax all of the proceeds (net of expenses and transfer taxes) it receives from the closing of a sale of the Stockholder's Shares in excess of U.S.$7.50 per Share subject to a maximum payment of U.S.$2.00 per Share (the "Participation Amount").

                        (c) If Fairfax decides to exercise the Option, Fairfax shall send a written notice to the Stockholder of its intention to exercise the Option, specifying the place, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall occur on the fifth business day after the date on which such notice is delivered.


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                        (d) At the Closing, the Stockholder shall deliver to
Fairfax (or its designee) all of the Shares by delivery of a certificate or certificates evidencing the Shares duly endorsed to Fairfax or accompanied by stock powers duly executed in favor of Fairfax, with all necessary stock transfer stamps and signature guarantees affixed.

                        SECTION 2.03. Purchase Price. (a) The purchase price for each Share shall be U.S.$7.50 payable in cash at the Closing.

                        (b) In the event that, subsequent to the Closing, the Merger, or any other acquisition (including by way of amalgamation or merger) of the Company Common Stock (in whole or in part), or all or any substantial portion of the assets or business of the Company, in any case by Fairfax or any of its affiliates, is consummated, Fairfax shall distribute to the Stockholder the consideration per Share in excess of the Purchase Price that would have been paid to the Stockholder if the Option were not exercised. Such consideration shall be paid by Fairfax at the same time and in the same manner as such consideration is paid to the stockholders of the Company.

                        (c) If Fairfax shall have exercised its Option pursuant to Section 2.02(b) and shall have received cash or securities with a value (net of expenses and transfer taxes) in excess of U.S.$7.50 per Share ("Excess Proceeds") acquired hereunder and disposed of as a result of the Competing Offer, Fairfax shall distribute to the Stockholder securities or cash with a value per Share equal to the lesser of (i) the Excess Proceeds and (ii) U.S.$2.00. If the consideration received by Fairfax in the Competing Offer includes securities, the portion of the Excess Proceeds that is paid over to the Stockholder will be satisfied as follows: (x) firstly, with any securities received by Fairfax in the Competing Offer which provide that payment of any amount thereunder is contingent upon the happening of one or more events and (y) thereafter, with securities and cash in the same proportion as the portion of securities and cash received by Fairfax that constitutes Excess Proceeds (provided that cash consideration shall not constitute Excess Proceeds except to the extent that the cash consideration exceeds U.S.$7.50). For purposes of the foregoing only, the value of any security with terms substantially identical to the CVRs (as defined in the Merger Agreement) issuable under the Merger Agreement shall be deemed to be U.S.$2.00 and the value of any other security shall, except as may be agreed between the Stockholder and Fairfax, be deemed to be the fair value determined by an independent investment banker of recognized standing in the United States appointed by Fairfax.

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                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER
                -------------------------------------------------

                        The Stockholder hereby represents and warrants to Fairfax as follows:

                        SECTION 3.01. Due Organization etc. The Stockholder is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. The Stockholder has all necessary corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or partnership) on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder.

                        SECTION 3.02. No Conflict. The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or similar organizational document of the Stockholder or any law, rule or regulation to which the Stockholder is subject or (ii) result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Stockholder is a party or by which the Stockholder or the Shares is bound or affected.

                        SECTION 3.03. Title to the Shares. As of the date hereof, the Stockholder is the record and beneficial owner of the number of Common Shares set forth in the second recital. Such Shares are all the securities of the Company owned, either of record or beneficially, by the Stockholder. The Shares are owned by the Stockholder free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever except under applicable securities laws. The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. At the Closing, such Stockholder will deliver good and valid title to the Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement or applicable securities laws.

                        SECTION 3.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

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                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF FAIRFAX
                    -----------------------------------------

                        Fairfax hereby represents and warrants to the Stockholder as follows:

                        SECTION 4.01. Due Organization, Etc. Fairfax is a corporation duly organized and validly existing under the laws of Canada. Fairfax has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Fairfax have been duly authorized by all necessary corporate action on the part of Fairfax. This Agreement has been duly executed and delivered by Fairfax.

                        SECTION 4.02. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Fairfax do not, and the performance of this Agreement by Fairfax will not, conflict with or violate the Articles of Incorporation or By-laws of Fairfax or any law, rule or regulation to which Fairfax is subject.

                        SECTION 4.03. Investment Intent. The purchase of Shares from the Stockholder pursuant to this Agreement is for the account of Fairfax solely for the purpose of investment and not with a view to an offer or sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

                        SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Fairfax.


                                    ARTICLE V

                          COVENANTS OF THE STOCKHOLDER
                          ----------------------------

                        SECTION 5.01. No Disposition or Encumbrance of Shares. The Stockholder, except as contemplated by this Agreement, will not (i) sell, transfer, tender, assign, contribute to the capital of any entity, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, deposit into any voting trust, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to, any of the Shares (or agree or consent to, or offer to do, any of the foregoing), (ii) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations hereunder, or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

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                        SECTION 5.01. No Solicitation of Transactions. The
Stockholder, between the date of this Agreement and the date of termination of this Agreement, will not and will not authorize or, to the extent it is within its power, permit any of its related or subsidiary companies and trusts, its partners, management, shareholders or trustees of it, its partners, or any of its related or subsidiary companies and trusts, and financial advisers, investment dealers or others (including Smith Barney Inc.) acting as agent or otherwise for it or any of the foregoing, except in dealing with Fairfax and Summerfield or otherwise in furtherance of the Merger, to provide information or access for review, enter into any agreement, have any discussions, negotiations or correspondence or take any other action related to or with a view to soliciting, encouraging, assisting in or cooperating with any offer or proposal for, or which would have an effect comparable to any acquisition (including by way of amalgamation or a merger) of Common Shares (in whole or in part) or any material portion of the Company's or any subsidiary of the Company's assets or business, any financing of any acquisition thereof or financing of the Company or any subsidiary of the Company or any material change in the management or operation (including by way of material divestiture, partnership or joint venture) of the business of the Company or any subsidiary of the Company. The Stockholder immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing.

                        SECTION 5.02. Regulatory and Other Authorizations; Notices and Consents. The Stockholder agrees to use all reasonable efforts to cooperate with Fairfax in obtaining all authorizations, consents, orders and approvals of all governmental authorities and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement.


                                   ARTICLE VI

                                   TERMINATION
                                   -----------

                        SECTION 6.01. Termination. This Agreement, except for
Section 2.02(b), if applicable, shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest of (a) the effective time of the Merger, (b) the seventh calendar day following the date of termination of the Merger Agreement, other than a termination in connection with a Terminating Fairfax Breach and (c) the date of termination of the Merger Agreement in connection with a Terminating Fairfax Breach. Notwithstanding the foregoing, in the event any Option shall have been exercised in accordance with Article II, but the Closing shall not have occurred, the provisions of Articles I and III shall survive until the Closing. Nothing in this Section 6.01 shall relieve any party of liability for any breach of this Agreement.



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                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

                        SECTION 7.01. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                        SECTION 7.02. Further Assurances. The Stockholder and Fairfax will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby. Each party will consent to any proposal by one or more of the other parties for structuring any aspect of the Merger in a manner which is advantageous to the party making the proposal if such proposal is neutral or advantageous to the party whose consent is sought, provided that such proposal is reasonably feasible and is not contrary to applicable laws and regulations.

                        SECTION 7.03. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were breached, and in the event of such breach the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                        SECTION 7.04. Entire Agreement. This Agreement constitutes the entire agreement between Fairfax and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Fairfax and the Stockholder with respect to the subject matter hereof.

                        SECTION 7.05. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The

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failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                        SECTION 7.06. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Federal or state court sitting in the Borough of Manhattan, The City of New York.

                        SECTION 7.07. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger shall have occurred.

                        SECTION 7.08. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery or by telecopy to the respective parties at the following addresses or telecopy numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.08):

             (a)         if to the Stockholder:

                         c/o Centre Partners Management L.C.C.
                         30 Rockefeller Plaza
                         Suite 5050
                         New York, New York  10020
                         Telephone:  (212) 332-5800
                         Telecopy:  (212) 332-5392
                         Attention:  Lester Pollack
                         Managing Director

             (b)         if to Fairfax:

                         95 Wellington Street West
                         Suite 800
                         Toronto, Ontario M5J 2N7
                         Telephone:  (416) 367-4941 Ext. 203
                         Telecopy:  (416) 367-2201
                         Attention:  Eric P. Salsberg
                                       Vice President, Corporate Affairs

                        SECTION 7.09. Currency. All amounts in this Agreement are stated and shall be paid in United States dollars.

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                        SECTION 7.10. Headings. The descriptive headings
contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                        SECTION 7.11. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Stockholder and Fairfax (which consent may be granted or withheld in the sole discretion of the Stockholder or Fairfax); provided, however, that Fairfax may assign this Agreement to an affiliate of Fairfax without the consent of the Stockholder, in which event Fairfax will remain jointly and severally liable with such affiliate for all of such affiliate's obligations hereunder.

                        SECTION 7.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the patties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                        SECTION 7.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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                        IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the day and year first above written.

CENTRE CAPITAL INVESTORS L.P.



By:         CENTRE PARTNERS LP, AS GENERAL PARTNER

By:         PARK ROAD CORPORATION, AS GENERAL PARTNER

By:           /s/       Lester Pollack
            ----------------------------------------------
            Name:       Lester Pollack
            Title:      President, Chief Executive Officer



FAIRFAX FINANCIAL HOLDINGS LIMITED

By:           /s/       Eric Salsberg
            ----------------------------------------------
            Name:       Eric Salsberg
            Title:      Vice President Corporate Affairs



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